Exhibit 14

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of our report dated February 14, 2014, with respect to the financial statements of ClearBridge Variable All Cap Value Portfolio and ClearBridge Variable Large Cap Value Portfolio, each a series of Legg Mason Partners Variable Equity Trust, as of December 31, 2013, incorporated herein by reference and to the references to our firm under the heading “Additional Information about the Target Fund and the Acquiring Fund - Financial Highlights”, “Appendix B – Agreement and Plan of Reorganization – Representations and Warranties” and “Appendix C – Financial Highlights of ClearBridge Variable Large Cap Value Portfolio” in the Proxy Statement/Prospectus on Form N-14.

New York, New York

September 8, 2014